Exhibit 2.20

WPP Group plc

27 Farm Street

London W1J 5RJ

England

June 25, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Dear Sir or Madam:

In April 2007, WPP Group plc (the “Company”) issued £400 million of bonds at 6.0% due April 4, 2017 (the “Bonds”).

The Company hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the Bonds upon request.

Very truly yours,

WPP GROUP PLC

By:	/S/ PAUL RICHARDSON
Paul Richardson
Group Finance Director